THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUER WILL MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE, (3) THE YIELD TO MATURITY OF THE NOTE, AND (4) ANY OTHER INFORMATION REQUIRED TO BE MADE AVAILABLE BY U.S. TREASURY REGULATIONS UPON RECEIVING A WRITTEN REQUEST FOR SUCH INFORMATION AT THE FOLLOWING ADDRESS: 555 MADISON AVENUE., 5TH FLOOR, NEW YORK, NY 10022.

NEITHER THE ISSUANCE NOR SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $315,789.47	Issue Date: April 27, 2021
Purchase Price: $300,000
Original Issue Discount: $15,789.47

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

For value received, SENTIENT BRANDS HOLDINGS INC., a Nevada corporation, (referred to hereinafter as the “Borrower”), hereby promises to pay to the order of LEONITE FUND I, LLC, a Delaware limited liability company, or registered assigns (the “Holder”) the principal sum of three hundred fifteen thousand seven hundred eighty nine and 47/100 Dollars ($315,789.47) (the “Principal Amount”), together with interest on the Principal Amount, on the dates set forth below or upon acceleration or otherwise, as set forth herein (or as may be amended, extended, renewed and refinanced, collectively, this “Note”). The “Interest Rate” shall reset daily and accrue at a rate equal to the greater of (i) the Prime Rate plus seven percent (7%) per annum, or (ii) ten percent (10%). The “Prime Rate” shall mean that variable rate of interest published from time to time by the Wall Street Journal as the prime rate of interest. In no event shall the Interest Rate exceed the maximum rate allowed by law; any interest payment which would for any reason be unlawful under applicable law shall be applied to principal.

The consideration to the Borrower for this Note is a payment of three hundred thousand Dollars ($300,000) (the “Consideration”) to be paid by Holder to Borrower on the Issue Date, less ten thousand dollars ($10,000) which Holder shall retain from the Consideration to cover legal fees.

The maturity date (“Maturity Date”) shall be at the end of the period that begins on the date that the Consideration is paid, and ends twelve (12) months thereafter (such period referred to herein as the “Note Term”). The principal sum, as well as interest and other fees shall be due and payable in accordance with the payment terms set forth in Article I herein. Subject to Section 5.9 below, this Note may not be prepaid in whole or in part except as otherwise explicitly set forth herein.

Any amount of principal, interest, other amounts due hereunder or penalties on this Note, which is not paid by the due date as specified herein, shall bear interest at the lesser of the rate of twenty two percent (22%) per annum or the maximum legal amount permitted by law, from the due date thereof until the same is paid (“Default Interest”).

If any payment (other than a payment due at maturity or upon default) is not made on or before its due date, the Holder may at its discretion collect a delinquency charge equal to the greater of one hundred dollars ($100.00) or five (5%) percent of the unpaid amount. The unpaid balances on all obligations payable by Borrower and due to Holder pursuant to the terms of this Note, shall in addition to other remedies contained herein, bear interest after default or maturity at an annual rate equal to the Default Interest rate.

Except as provided for in Section 1.2.1 below, all payments of principal and interest due hereunder (to the extent not converted into Borrower’s common stock (the “Common Shares”) shall be paid by automatic debit, wire transfer, check or in coin or currency which, at the time or times of payment, is the legal tender for public and private debts in the United States of America and shall be made at such place as Holder or the legal holder or holders of the Note may from time to time appoint in a payment invoice or otherwise in writing, and in the absence of such appointment, then at the offices of Holder at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest, then to any late charges, and then to principal. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Note is paid in full, interest shall continue to accrue during such extension. As used in this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed.

This Note carries an original issue discount of fifteen thousand seven hundred eighty nine and 47/100 Dollars ($15,789.47) (the “OID”), to cover the Holder’s accounting fees, due diligence fees, monitoring, and/or other transactional costs incurred in connection with the purchase and sale of the Note, which is included in the principal balance of this Note. Thus, the purchase price of this Note shall be three hundred thousand Dollars ($300,000), computed as follows: the Principal Amount minus the OID. The OID shall be earned upon payment of the Consideration.

It is further acknowledged and agreed that the Principal Amount owed by Borrower under this Note shall be increased by the amount of all reasonable expenses incurred by the Holder in connection with the collection of amounts due, or enforcement of any terms pursuant to, this Note. All such expenses shall be deemed added to the Principal Amount hereunder to the extent such expenses are paid or incurred by the Holder.

This Note shall be a senior secured obligation of the Borrower, with first priority over all current and future Indebtedness (as defined below) of the Borrower and any subsidiaries, whether such subsidiaries exist on the Issue Date or are created or acquired thereafter (each a “Subsidiary” and collectively, the “Subsidiaries”). The obligations of the Borrower under this Note are secured pursuant to the terms of the security and pledge agreement (the “Security and Pledge Agreement”) of even date herewith by and between the Borrower and the Holder, terms of which are incorporated by reference and made part of this Note. With respect to any Subsidiary created or acquired subsequent to the Issue Date, Borrower agrees to cause such Subsidiary to execute any documents or agreements that would bind the Subsidiary to the terms herein and in the Related Documents (defined below).

This Note is issued by the Borrower to the Holder pursuant to the terms of that certain Securities Purchase Agreement even date herewith (the “Purchase Agreement” and collectively with the Security and Pledge Agreement, the “Related Documents”), terms of which are incorporated by reference and made part of this Note. Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in the Purchase Agreement. As used herein, the term “Trading Day” means any day that the Common Shares are listed for trading or quotation on OTC Markets, or any other exchanges or electronic quotation systems on which the Common Shares are then traded (as defined in the Purchase Agreement).

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders or members, as applicable, of Borrower and will not impose personal liability upon the holder thereof.

The following additional terms shall also apply to this Note:

ARTICLE I. PAYMENTS

1.1                Principal Payments. The Principal Amount shall be due and payable on the Maturity Date.

1.2                Interest Payments. Interest on this Note (i) compounds monthly (that is, for each month of the Note Term, the amount of accrued interest is determined by multiplying one twelfth (1/12th) of the Interest Rate by the sum of the Principal Amount plus any accrued and unpaid interest); (ii) is payable on a monthly basis; and (iv) is guaranteed to the Holder for the entirety of the Note Term, without regard to an acceleration of the Maturity Date, based on the total Principal Amount, without regard to a reduction of the Principal Amount resulting from, without limitation, Principal Payments, Conversion (as defined below), or prepayment by Borrower. Beginning on the date that is one month after the Issue Date, and on the same day of each month thereafter throughout the term of this Note, Borrower shall make monthly payments of interest due under this Note to the Holder at the Interest Rate as set forth above (each, an “Interest Payment”). See Exhibit C, attached hereto, for a complete payment schedule.

1.3                Other Payment Obligations. All payments, fees, penalties, and other charges, if any, due under this Note shall be payable pursuant to the terms contained herein, but in any case, shall be payable no later than the Maturity Date.

ARTICLE II. CONVERSION RIGHTS

2.1                Conversion Right. The Holder shall have the right at any time, at the Holder’s option to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of this Note into fully paid and non-assessable Common Shares of Borrower or other securities into which such Common Shares shall hereafter be changed or reclassified (each, a “Conversion Share”) at the conversion price (the “Conversion Price”) determined as provided herein (a “Conversion”); provided, however, that in no event shall the Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of Common Shares beneficially owned by the Holder and its affiliates (other than Common Shares which may be deemed beneficially owned through the ownership of the unconverted portion of the Note or the unexercised or unconverted portion of any other security of Borrower subject to a limitation on conversion or exercise analogous to the limitations contained herein, and, if applicable, net of any shares that may be deemed to be owned by any person not affiliated with the Holder who has purchased a portion of the Note from the Holder) and (2) the number of Common Shares issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding Common Shares. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, provided, further, however, that the limitations on conversion may be waived (up to a maximum of 9.99%) by the Holder upon, at the election of the Holder, not less than 61 days’ prior notice to Borrower, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver). The number of Common Shares to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price then in effect on the date specified in the notice of conversion, in the form attached hereto as Exhibit A (the “Notice of Conversion”), delivered to Borrower by the Holder in accordance with Section 2.4 below; provided that the Notice of Conversion is submitted by facsimile or e-mail (or by other means resulting in, or reasonably expected to result in, notice) to Borrower before 6:00 p.m., New York, New York time on such conversion date (the “Conversion Date”). The term “Conversion Amount” means, with respect to any conversion of this Note, the sum of: (1) the principal amount of this Note to be converted in such conversion; plus (2) at the Holder’s option, accrued and unpaid interest; provided, however, that at the option of Holder, the accrued and unpaid interest can be converted prior to any other amounts under the Note, if any, on such principal amount at the interest rates provided in this Note to the Conversion Date; plus (3) at the Holder’s option, Default Interest, if any, on the amounts referred to in the immediately preceding clauses (1) and/or (2); plus (4) the Holder’s expenses relating to a Conversion, including but not limited to amounts paid by Holder on the Borrower’s transfer agent account; plus (5) at the Holder’s option, any amounts owed to the Holder pursuant to Sections 2.3 and 2.4(g) hereof.

2.2                Conversion Price.

(a)               Calculation of Conversion Price. The Conversion Price shall be $0.40 (the “Fixed Conversion Price”); provided that at any time after any Event of Default (as defined herein) under this Note, the Conversion Price shall immediately be equal to the lesser of (i) the Fixed Conversion Price; (ii) seventy five percent (75%) of the lowest intraday price during the twenty one (21) consecutive Trading Day period immediately preceding the Trading Day that the Borrower receives a Notice of Conversion or (iii) the discount to market based on subsequent financing.

(b)                Fixed Conversion Price Adjustments.

(1)                  Intentionally Omitted.

(2)                 Common Share Distributions and Splits. If Borrower, at any time while this Note is outstanding: (i) pays a distribution on its Common Shares or otherwise makes a distribution or distributions payable in Common Shares on its Common Shares; (ii) subdivides outstanding Common Shares into a larger (or smaller) number of shares; or (iii) issues, in the event of a reclassification of shares of Common Shares, any Common Shares of Borrower, then the Fixed Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares (excluding any treasury shares of Borrower) outstanding immediately before such event and of which the denominator shall be the number of Common Shares outstanding immediately after such event.

(3)                 Fundamental Transaction. If, at any time while this Note is outstanding, (i) Borrower effects any merger or consolidation of Borrower with or into another person, (ii) Borrower effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by Borrower or another person) is completed pursuant to which holders of Common Shares are permitted to tender or exchange their shares for other securities, cash or property, or (iv) Borrower effects any reclassification of the Common Shares or any compulsory share exchange pursuant to which the Common Shares are effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of 1 Common Share (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Fixed Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of 1 Common Share in such Fundamental Transaction, and Borrower shall apportion the Fixed Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.

(4)                 Anti-dilution Adjustment. If at any time while this Note is outstanding, Borrower sells, grants, or otherwise makes a disposition of Common Shares, or sells, grants, or otherwise makes a disposition of other securities (or in the case of securities existing on the Issue Date, amends such securities) convertible into, exercisable for, or that would otherwise entitle any person or entity the right to acquire Common Shares, or announces its intention, or files any document with the SEC or other regulatory body that reflects its intention to do of any of the foregoing, at an effective price per share that is lower than the then Fixed Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (it being agreed that if the holder of the Common Shares or other securities so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive Common Shares at an effective price per share that is lower than the Fixed Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance, and the Base Conversion Price shall then be adjusted to equal the lowest of such issuance price), then the Fixed Conversion Price shall be reduced to a price equal the Base Conversion Price as it may be adjusted as provided for above. Such adjustment shall be made whenever such Common Shares or other securities are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 2.2(b)(4) in respect of an Exempt Issuance. For purposes of this Section 2.2(b)(4) an “Exempt Issuance” means an issuance of Common Shares or other securities convertible into or exercisable or exchangeable for Common Shares (i) upon the exercise or exchange of any securities issued hereunder under the Warrant and/or other securities exercisable or exchangeable for or convertible into Common Shares issued and outstanding on the date of this Note, (ii) to employees or directors of, or consultants or advisors to, Borrower or any of its Subsidiaries pursuant to a stock option plan of the Borrower, agreement or arrangement approved by the Board of Directors of Borrower, (iii) to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of Borrower, (iv) to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors of Borrower, (v) pursuant to the acquisition of another corporation or other entity by Borrower by merger, purchase of substantially all of the assets or other reorganization or pursuant to a joint venture agreement, provided that such issuances are approved by the Board of Directors of Borrower, (vi) to third parties in connection with collaboration, technology license, development, marketing or other similar agreements or strategic partnerships approved by the Board of Directors of Borrower, or (vii) shares with respect to which the Holder waives its anti-dilution rights granted hereby; provided, however, that any such issuance described in (iii) through (vi) shall only be to a person (or to the equity holders of a person) which is, itself or through its Subsidiaries, an employee, director, consultant or advisor, in the case of (ii) above, or an operating company or an owner of an asset in a business synergistic with the business of Borrower in the case of (iii) through (vi) above and shall provide to Borrower additional benefits in addition to the investment of funds, but in none of (ii) through (vi) above shall not include a transaction in which Borrower is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities. In the event of an issuance of securities involving multiple tranches or closings, any adjustment pursuant to this Section 2.2(b)(4) shall be calculated as if all such securities were issued upon distribution of the initial tranche.

(5)                 Notice to the Holder. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 2.2(b), Borrower shall within five (5) business days deliver to the Holder a notice setting forth the Fixed Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, provided that Borrower’s failure to timely provide the notice shall not affect the automatic adjustments contemplated hereby.

2.3               Authorized Shares. Borrower covenants that during the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Shares a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Shares upon the full conversion of this Note and exercise of the Warrant. Borrower is required at all times to have authorized and reserved seven (7) times the number of shares that is actually issuable upon full conversion of the Note (based on the Conversion Price of the Note in effect from time to time, which, if cannot be determined shall be estimated in good faith by Borrower) it being acknowledged and agreed by the parties that for the initial issuance of the Note, 6,000,000 shares of Common Shares is sufficient and will be reserved (the “Reserved Amount”). The Reserved Amount shall be increased from time to time in accordance with Borrower’s obligations hereunder. Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. In addition, if Borrower shall issue any securities or make any change to its capital structure which would change the number of Common Shares into which the Note shall be convertible at the then current Conversion Price, Borrower shall at the same time make proper provision so that thereafter there shall be a sufficient number of Common Shares authorized and reserved, free from preemptive rights, for conversion of the outstanding Note, including but not limited to authorizing additional shares or effectuating a reverse split. Borrower (i) acknowledges that it has irrevocably instructed its transfer agent by letter, a copy of which is attached hereto as Exhibit B to issue certificates for the Common Shares issuable upon conversion of this Note and exercise of the Warrant, and (ii) agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing Common Share certificates to execute and issue the necessary certificates for Common Shares in accordance with the terms and conditions of this Note. If, at any time Borrower does not maintain the Reserved Amount it will be considered an Event of Default under Section 3.2 of the Note.

2.4                Method of Conversion.

(a)                Mechanics of Conversion. Subject to Section 2.1, this Note may be converted by the Holder in whole or in part, at any time from the date hereof, by (A) submitting to Borrower a Notice of Conversion (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 6:00 p.m., New York, New York time) and (B) subject to Section 2.4(b), surrendering this Note at the principal office of Borrower.

(b)               Surrender of Note Upon Conversion. Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to Borrower unless the entire unpaid principal amount of this Note is so converted. The Holder and Borrower shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and Borrower, so as not to require physical surrender of this Note upon each such conversion. In the event of any dispute or discrepancy, such records of Borrower shall, prima facie, be controlling and determinative in the absence of manifest error. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note represented by this Note may be less than the amount stated on the face hereof.

(c)                Payment of Taxes. Borrower shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Shares or other securities or property on conversion of this Note in a name other than that of the Holder (or in street name), and Borrower shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons (other than the Holder or the custodian in whose street name such shares are to be held for the Holder’s account) requesting the issuance thereof shall have paid to Borrower the amount of any such tax or shall have established to the satisfaction of Borrower that such tax has been paid.

(d)               Delivery of Common Shares Upon Conversion. Upon receipt by Borrower from the Holder of a facsimile transmission or e-mail (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as provided in this Section 2.4, Borrower shall timely issue and cause to be delivered by the Borrower’s transfer agent to or upon the order of the Holder certificates for Common Shares issuable upon such conversion within four (4) business days after such receipt (the “Deadline”) (and, solely in the case of conversion of the entire unpaid principal amount hereof, surrender of this Note) in accordance with the terms hereof.

(e)               Obligation of Borrower to Deliver Common Shares. Upon receipt by Borrower of a Notice of Conversion, the Holder shall be deemed to be the holder of record of the Common Shares issuable upon such conversion, the outstanding principal amount and the amount of accrued and unpaid interest on this Note shall be reduced to reflect such conversion, and, unless Borrower defaults on its obligations under this Article II, all rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Common Shares or other securities, cash or other assets, as herein provided, on such conversion. If the Holder shall have given a Notice of Conversion as provided herein, Borrower’s obligation to issue and cause to be delivered by the Borrower’s transfer agent the certificates for Common Shares shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of Borrower to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder of any obligation to Borrower, and irrespective of any other circumstance which might otherwise limit such obligation of Borrower to the Holder in connection with such conversion. The Conversion Date specified in the Notice of Conversion shall be the Conversion Date so long as the Notice of Conversion is received by Borrower before 9:00 p.m., New York, New York time, on such date.

(f)                Delivery of Common Shares by Electronic Transfer. In lieu of delivering physical certificates representing the Common Shares issuable upon conversion, provided Borrower is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder and its compliance with the provisions contained in Section 2.1 and in this Section 2.4, Borrower shall use its best efforts to cause its transfer agent to electronically transmit the Common Shares issuable upon conversion to the Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system. If the Borrower is not registered with DTC as of the Issue Date, the Borrower shall be required to register with DTC within 30 days of the Issue Date, and the provisions of this paragraph shall apply after such registration. Failure to become DTC registered as provided herein shall be an Event of Default under Section 4.22 of this Note.

(g)               Failure to Deliver Common Shares Prior to Deadline. Without in any way limiting the Holder’s right to pursue other remedies, including actual damages and/or equitable relief, the parties agree that if Borrower causes the Common Shares issuable upon conversion of this Note to not be delivered by the Deadline (other than a failure due to the circumstances described in Section 2.3 above, which failure shall be governed by such Section) Borrower shall pay to the Holder $250 per day in cash, for each day beyond the Deadline that Borrower fails to deliver such Common Shares. Such cash amount shall be paid to Holder by the fifth day of the month following the month in which it has accrued or, at the option of the Holder (by written notice to Borrower by the first day of the month following the month in which it has accrued), shall be added to the principal amount of this Note, in which event interest shall accrue thereon in accordance with the terms of this Note and such additional principal amount shall be convertible into Common Shares in accordance with the terms of this Note. Borrower agrees that the right to convert is a valuable right to the Holder, and as such, Borrower will not take any actions to hamper, delay or prevent any Holder conversion of the Note. The damages resulting from a failure, attempt to frustrate, interference with such conversion right are difficult if not impossible to qualify. Accordingly, the parties acknowledge that the liquidated damages provision contained in this Section 2.4(g) are justified.

2.5                Concerning the Common Shares. The Common Shares issuable upon conversion of this Note may not be sold or transferred unless (i) such shares are sold pursuant to an effective registration statement under the Act or (ii) Borrower’s transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (iii) such shares are sold or transferred pursuant to Rule 144 under the Act (or a successor rule) (“Rule 144”) or (iv) such shares are transferred to an “affiliate” (as defined in Rule 144) of Borrower who agrees to sell or otherwise transfer the shares only in accordance with this Section 2.5 and who is an Accredited Investor. Except as otherwise provided (and subject to the removal provisions set forth below), until such time as the Common Shares issuable upon conversion of this Note have been registered under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for Common Shares issuable upon conversion of this Note that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER AND ACCEPTABLE TO THE COMPANY), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and Borrower shall issue to the Holder a new certificate therefore free of any transfer legend if (i) Borrower or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Common Shares may be made without registration under the Act, which opinion shall be accepted by Borrower (which acceptance shall be subject to and conditioned on any requirements, if any, of the its transfer agent, the exchange on which Borrower is then trading or other applicable laws, rules or regulations) so that the sale or transfer is effected or (ii) in the case of the Common Shares issuable upon conversion of this Note, such security is registered for sale by the Holder under an effective registration statement filed under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold. In the event that Borrower does not accept the opinion of counsel provided by the Holder with respect to the transfer of Securities pursuant to an exemption from registration, such as Rule 144 or Regulation S, at the Deadline, it will be considered an Event of Default pursuant to Section 4.2 of the Note; provided that notwithstanding the foregoing, if Borrower is legally unable to accept such opinion as a result of any of Borrower’s transfer agent requirements, the requirements of the exchange on which Borrower is then traded, or other applicable laws, rules or regulations, Borrower’s non-acceptance shall be an Event of Default pursuant to Section 4.25.

2.6              Status as Shareholder. Upon submission of a Notice of Conversion by Holder, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such Holder’s allocated portion of the Reserved Amount or Maximum Share Amount) shall be deemed converted into Common Shares and (ii) the Holder’s rights as a Holder of such converted portion of this Note shall cease and terminate, excepting only the right to receive certificates for such Common Shares and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by Borrower to comply with the terms of this Note. Notwithstanding the foregoing, if a Holder has not received certificates for all Common Shares prior to the tenth (10th) business day after the expiration of the Deadline with respect to a conversion of any portion of this Note for any reason, then (unless the Holder otherwise elects to retain its status as a holder of Common Shares by so notifying Borrower) the Holder shall regain the rights of a Holder of this Note with respect to such unconverted portions of this Note and Borrower shall, as soon as practicable, return such unconverted Note to the Holder or, if the Note has not been surrendered, adjust its records to reflect that such portion of this Note has not been converted. In all cases, the Holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Conversion Default Payments pursuant to Section 2.3 to the extent required thereby for such Conversion Default and any subsequent Conversion Default and (ii) the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Section 2.3) for Borrower’s failure to convert this Note.

ARTICLE III. RANKING, CERTAIN COVENANTS AND POST CLOSING OBLIGATIONS

3.1              Warrant. Borrower shall issue to the Holder a common share purchase warrant (the “Warrant”), exercisable for five hundred thousand (500,000) of the Borrower’s Common Shares, at the Closing. The Warrant shall have a term of five (5) years, and an exercise price of sixty cents ($0.60) per share, and shall contain full-ratchet anti-dilution protection provisions.

3.2              Equity Interest. Borrower shall issue to Holder 250,000 shares of common stock of Borrower at the Closing (the “Equity Interest”).

3.3              Distributions on Common Shares. So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the Holder’s written consent (a) pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on the Common Shares (or other capital securities of the Borrower) other than dividends on Common Shares solely in the form of additional Common Shares or (b) directly or indirectly or through any Subsidiary make any other payment or distribution in respect of Common Shares (or other securities representing its capital) except for distributions that comply with Section 3.7 below.

3.4              Restrictions on Certain Transactions. Restrictions on Variable Rate Transactions. With the exception of an Exempt Issuance, unless approved by the Holder, Borrower and each Subsidiary shall not subsequent to the Closing Date enter into an agreement or amend an existing agreement to effect any sale of securities involving, or convert any securities previously issued under, a Variable Rate Transaction. The term “Variable Rate Transaction” means a transaction in which Borrower or any Subsidiary (i) issues or sells any convertible securities either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of, or quotations for, the Common Shares at any time after the initial issuance of such convertible securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such convertible securities or upon the occurrence of specified or contingent events directly or indirectly related to the business of Borrower or the Subsidiary, as the case may be, or the market for the Common Shares, or (ii) enters into any agreement (including, without limitation, an “equity line of credit” or an “at-the-market offering”) whereby Borrower or any Subsidiary may sell securities at a future determined price (other than standard and customary “preemptive” or “participation” rights). The Holder shall be entitled to obtain injunctive relief against Borrower and its Subsidiaries to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

3.5                Restrictions on Other Certain Transactions. So long as the Borrower shall have any obligation under this Note and unless approved in writing by the Holder (which such approval not to be unreasonably withheld), the Borrower shall not directly or indirectly: (a) change the nature of its business; (b) sell, divest, change the structure of any material assets of the Borrower or any Subsidiary other than in the ordinary course of business; or (c) accept Merchant-Cash-Advances.

3.6                Restriction on Common Share Repurchases. So long as the Borrower shall have any obligation under this Note, Borrower shall not without the Holder’s written consent redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any Common Shares (or other securities representing its capital) of Borrower or any warrants, rights or options to purchase or acquire any such shares; except for the repurchase of shares at a nominal price in connection with rights under an agreement with an employee or consultant of the Borrower whose shares have been forfeited as a result of such employee or consultant’s ceasing to provide services to the Borrower.

3.7                Payments from Future Funding Sources. The Borrower shall pay to the Holder on an accelerated basis, any outstanding Principal Amount of the Note, along with all unpaid interest, and fees and penalties, if any, from the sources of capital below, at the Holder’s discretion, provided that (i) it is hereby acknowledged and agreed by Holder that Borrower shall have the unilateral right without Holder’s consent to make payments to consultants, service providers, vendors, employees and directors in cash from the sources of capital below or with Common Shares and (ii) that the repayment obligation described herein shall only be applicable to transactions that generate at least $2,000,000 of proceeds to the Borrower, in each case subject to the terms of Section 3.11:

3.7.1           Future Financing Proceeds - The Borrower shall pay to the Holder on an accelerated basis, any outstanding Principal Amount of the Note out of the net cash proceeds of any future financings by Borrower or any Subsidiary, whether debt or equity, or any other financing proceeds such as cash advances, royalties or earn-out payments, provided, however, that this provision is not applicable to (i) asset-based loans or lines of credit obtained by the Borrower, or (ii) if the transaction generating the future financing proceeds has a specific use of proceeds requirement that such proceeds are to be used exclusively to purchase the assets or equity of an unaffiliated business in an arm’s length transaction and the proceeds are used accordingly, in each case subject to the terms of Section 3.11. In the event of any such financings or transactions pursuant to Sections 3.7.1(i) and (ii) above, Borrower shall provide Holder with notice of any such financings or transactions.

3.7.2           Asset Sale - The Borrower shall pay to the Holder on an accelerated basis, any outstanding Principal Amount of the Note out of the net proceeds from any sale of assets of Borrower or any of its Subsidiaries, other than and not including sales of inventory of the Borrower or its Subsidiaries in the ordinary course of business or receipt by Borrower or any of its Subsidiaries of any tax credits or collections pursuant to any settlement or judgement.

3.7.3           Other Asset Sale - The Borrower shall pay to the Holder on an accelerated basis, any outstanding Principal Amount of the Note, along with unpaid interest, and fees and penalties, if any, from the net proceeds to the Borrower or Subsidiary resulting from the sale of any assets outside of the ordinary course of business or securities in any Subsidiary.

3.8                Use of Proceeds. Borrower agrees to use the proceeds of this Note in accordance with Section 5.3 of the SPA.

3.9                Ranking and Security. The obligations of the Borrower under this Note shall constitute a first priority security interest and rank senior with respect to any and all Indebtedness existing prior to or incurred as of or following the initial Issue Date. The obligations of the Borrower under this Note are secured pursuant to the Security and Pledge Agreement attached hereto. So long as the Borrower shall have any obligation under this Note, the Borrower shall not (directly or indirectly through any Subsidiary or affiliate) incur or suffer to exist or guarantee any Indebtedness that is senior to or pari passu with (in priority of payment and performance) the Borrower’s obligations hereunder. As used herein, the term “Indebtedness” means (a) all indebtedness of the Borrower for borrowed money or for the deferred purchase price of property or services, including any type of letters of credit, but not including deferred purchase price obligations in place as of the Issue Date or obligations to trade creditors incurred in the ordinary course of business, (b) all obligations of the Borrower evidenced by notes, bonds, debentures or other similar instruments, (c) purchase money indebtedness hereafter incurred by the Borrower to finance the purchase of fixed or capital assets, including all capital lease obligations of the Borrower which do not exceed the purchase price of the assets funded, (d) all guarantee obligations of the Borrower in respect of obligations of the kind referred to in clauses (a) through (c) above that the Borrower would not be permitted to incur or enter into, and (e) all obligations of the kind referred to in clauses (a) through (d) above that the Borrower is not permitted to incur or enter into that are secured and/or unsecured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured and/or unsecured by) any lien or encumbrance on property (including accounts and contract rights) owned by the Borrower, whether or not the Borrower has assumed or become liable for the payment of such obligation.

3.10            Right of Participation. For a period of eighteen (18) months from the Closing Date, in the event Borrower or any Subsidiary of the Borrower, proposes to offer and sell its securities, whether debt, equity, or any other financing transaction (each a “Future Offering”), the Holder shall have the right, but not the obligation, to participate in the purchase of the securities being offered in such Future Offering up to an amount equal to one hundred percent (100%) of the maximum Principal Amount of this Note in strict accordance with the terms of such Future Offering.

3.11            Right of First Refusal. If at any time while this Note is outstanding, the Borrower or any Subsidiary has a bona fide offer of capital or financing from any third party that the Borrower or any Subsidiary intends to act upon, then the Borrower must first offer such opportunity to the Holder to provide such capital or financing to the Borrower or Subsidiary on the same terms as each respective third party’s terms. Should the Holder be unwilling or unable to provide such capital or financing to the Borrower or Subsidiary within ten (10) Trading Days from Holder’s receipt of written notice of the offer (the “Offer Notice”) from the Borrower, then the Borrower or Subsidiary may obtain such capital or financing from that respective third party. If the Borrower or Subsidiary does not receive the capital or financing from the respective third party within 60 days after the date of the respective Offer Notice, then the Borrower must again offer the capital or financing opportunity to the Holder as described above, and the process detailed above shall be repeated. The Offer Notice must be sent via electronic mail to avi@leonitecap.com Cc: dberger@bergerlawpllc.com.

3.12            Terms of Future Financings. So long as this Note is outstanding, upon any issuance of (or announcement of intent to effect an issuance of) any security, or amendment to (or announcement of intent to effect an amendment to) any security that was originally issued before the Issue Date, by the Borrower or any Subsidiary, with any term that is more favorable to the holder of such security than the Holder of this Note, then (i) the Borrower shall notify the Holder of such more favorable term within five (5) business days of the issuance and/or amendment (as applicable) of the respective security, and (ii) such term, at Holder’s option, shall become a part of the transaction documents with the Holder (regardless of whether the Borrower complied with the notification provision of this Section 3.12). The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion discounts, prepayment rate, conversion lookback periods, interest rates, original issue discounts, stock sale price, private placement price per share, and warrant coverage. If Holder elects to have the term become a part of the Subscription Documents with the Holder, then the Borrower shall immediately deliver acknowledgment of such adjustment in form and substance reasonably satisfactory to the Holder (the “Acknowledgment”) within 30 days of Borrower’s receipt of request from Holder (the “Adjustment Deadline”), provided that Borrower’s failure to timely provide the Acknowledgement shall not affect the automatic amendments contemplated hereby.

3.13            Registration Rights. Borrower shall be required to file a Form 1-A Regulation A Offering Statement (the “Offering Statement”) within 90 days of the Issue Date to register the Registrable Securities (as defined below) issued to Holder pursuant to this Note (provided that the Registrable Securities may legally be registered on a Form 1-A Regulation A Offering Statement pursuant to applicable U.S. securities laws and regulations). Such registration shall be required to be declared effective by the SEC within 180 days of the Issue Date, provided however, that where the Borrower is not at fault with regards to a failure of the registration to be timely declared effective by the SEC, such failure shall not be deemed an Event of Default. As used herein, “Registrable Securities” shall mean the shares issuable upon Conversion of the Note, the Reserved Amount, the Equity Interest shares and the shares underlying the Warrant.

3.14            Exchange Act Reporting. Borrower shall remain a fully reporting company under the SEC reporting requirements and remain subject to and fully compliant with, the annual and periodic reporting requirements of the Exchange Act (including but not limited to becoming current in its filings). Failure to remain a fully reporting company and subject to and compliant with the Exchange Act as described herein, (including but not limited to becoming delinquent in its filings), shall be an Event of Default (as defined below) under Section 4.9.

3.15            Opinion Letter. At the earlier of (i) six (6) months or (ii) on the date upon which the Borrower competes a Registered Public Offering of shares of the Borrower, the Borrower shall be responsible for supplying an opinion letter specific to the fact that Common Shares issued pursuant to conversion of the Note, as well as the Equity Interest and the shares issued pursuant to the Warrant, are either exempt from Registration Requirements pursuant to Rule 144 (so long as the requirements of Rule 144 are satisfied) or have been duly registered on a registration statement and permitted to be sold and transferred without restriction. Failure to provide an allowable opinion letter as described herein shall be an Event of Default pursuant to Section 4.2 of the Note. Failure of such shares of the Borrower to be eligible for Rule 144 within six (6) months shall be an Event of Default pursuant to Section 4.25 of the Note.

ARTICLE IV. EVENTS OF DEFAULT

It shall be considered an event of default if any of the following events listed in this Article IV (each, an “Event of Default”) shall occur:

4.1           Failure to Pay Principal or Interest. The Borrower fails to pay the principal hereof or interest thereon when due on this Note, whether at maturity, upon acceleration or otherwise. A three (3) day cure period shall apply for failure to make a payment when due except where payments are noted herein as being due immediately or for payments due on the Maturity Date which in each case shall have no cure period.

4.2                Failure to Reserve Shares. Borrower fails to reserve a sufficient amount of Common Shares as required under the terms of this Note (including the requirements of Section 2.3 of this Note), fails to issue Common Shares to the Holder (or announces or threatens in writing that it will not honor its obligation to do so) upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Note, fails cause its transfer agent to transfer (issue) (electronically or in certificated form) Common Shares issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, Borrower directs its transfer agent not to transfer or delays, impairs, and/or hinders its transfer agent in transferring (or issuing) (electronically or in certificated form) Common Shares to be issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, or fails to cause to be removed (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any Common Shares issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note (or makes any written announcement, statement or threat that it does not intend to honor the obligations described in this paragraph), or fails to supply an opinion letter specific to the fact that Common Shares issued pursuant to conversion of the Note, as well as the Equity Interest and the shares issued pursuant to the Warrant are exempt from Registration Requirements pursuant to Rule 144 assuming that Borrower’s counsel opines that the Rule 144 conditions have been satisfied, and any such failure shall continue uncured (or any written announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for three (3) business days after the Holder shall have delivered a Notice of Conversion. It is an obligation of Borrower to remain current in its obligations to its transfer agent. It shall be an event of default of this Note, if a conversion of this Note is delayed, hindered or frustrated due to a balance owed by Borrower to its transfer agent. If at the option of the Holder, the Holder advances any funds to Borrower’s transfer agent in order to process a conversion, such advanced funds shall be paid by Borrower to the Holder within five (5) business days of a demand from the Holder, either in cash or as an addition to the outstanding Principal Amount of the Note, and such choice of payment method is at the discretion of Borrower.

4.3              Breach of Covenants. Borrower, or the relevant related party, as the case may be, breaches any material covenant, post-closing obligation or other material term or condition contained in this Note, or in the related Warrant, Purchase Agreement, Security and Pledge Agreement, Term Sheet or any other collateral documents (together, the “Transaction Documents”) and breach continues for a period of 30 days without being cured.

4.4              Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given pursuant hereto or in connection herewith, shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) an effect on the rights of the Holder with respect to this Note and the other Transaction Documents.

4.5              Receiver or Trustee. Borrower or any subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

4.6              Judgments or Settlements. (i) Any money judgment, writ or similar process shall be entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $100,000, and shall remain unvacated, unbonded or unstayed for a period of 90 days unless otherwise consented to by the Holder; or (ii) the settlement of any claim or litigation, creating an obligation on the Borrower in amount over $100,000.

4.7              Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Borrower or any subsidiary of Borrower. With respect to any such proceedings that are involuntary, Borrower shall have a 90 day cure period in which to have such involuntary proceedings dismissed.

4.8              Delisting of Common Shares. If at any time on or after the date in which Borrower’s Common Shares are listed or quoted on OTC Markets or an equivalent U.S. replacement trading platform, the Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange, or the NYSE MKT, Borrower shall fail to maintain the listing or quotation of the Common Shares, or if its shares have been suspended from trading on OTC Markets or a U.S. equivalent replacement trading platform, the Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange, or the NYSE MKT.

4.9               Failure to Comply with the Exchange Act. Borrower shall fail to be fully compliant with, or cease to be subject to, the reporting requirements of the Exchange Act (including but not limited to becoming delinquent in its filings).

4.10           Liquidation. Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.

4.11            Cessation of Operations. Any cessation of operations by the Borrower or the Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be considered a cessation of operations by the Borrower or an admission that the Borrower cannot pay its debts as they become due.

4.12            Maintenance of Assets. The failure by Borrower to maintain any intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future), to the extent that such failure would result in a material adverse condition or material adverse change in or affecting the business operations, properties or financial condition of Borrower or any of its subsidiaries (a “Material Adverse Effect”).

4.13             Financial Statement Restatement. Borrower restates any financial statements for any date or period from two years prior to the Issue Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statement, have constituted a material adverse effect on the rights of the Holder with respect to this Note.

4.14           Failure to Execute Transaction Documents or Complete the Transaction. The failure of the Borrower to execute any of the Transaction Documents or to complete the transaction for the full Principal Amount of the Note, as contemplated by the Purchase Agreement.

4.15          Illegality. Any court of competent jurisdiction issues an order declaring this Note, any of the other Transaction Documents or any provision hereunder or thereunder to be illegal, as long as such declaration was not the result of an act of negligence by the Holder, exclusive of the execution of the Transaction Documents or the transactions and acts contemplated herein.

4.16           Cross-Default. Notwithstanding anything to the contrary contained in this Note or the other related or companion documents, a breach or default by the Borrower of any covenant or other term or condition contained in any of the other financial instrument, including but not limited to all promissory notes, currently issued, or hereafter issued, by the Borrower, to the Holder or any other third party (the “Other Agreements”), after the passage of all applicable notice and cure or grace periods, that results in a Material Adverse Effect shall, at the option of the Holder, be considered a default under this Note, in which event the Holder shall be entitled to apply all rights and remedies of the Holder under the terms of this Note by reason of a default under said Other Agreement or hereunder.

4.17            Variable Rate Transactions. The Borrower (i) enters into a Variable Rate Transaction (as defined herein) (ii) issues Common Shares (or convertible securities or purchase rights) pursuant to an equity line of credit of the Borrower or otherwise in connection with a Variable Rate Transaction (whether now existing or entered into in the future) or (iii) adjusts downward the “floor price” at which Common Shares (or convertible securities or purchase rights) may be issued under an equity line of credit or otherwise in connection with a Variable Rate Transaction (whether now existing or entered into in the future).

4.18             Certain Transactions. Borrower enters into certain transactions prohibited by Sections 3.3, 3.4, 3.5, and 3.6 of this Agreement.

4.19             Reverse Splits. The Borrower effectuates a reverse split of its Common Shares without twenty (20) days prior written notice to the Holder.

4.20             Replacement of Transfer Agent. In the event that the Borrower proposes to replace its transfer agent, the Borrower fails to provide, prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions in a form as initially delivered pursuant to the Purchase Agreement (including but not limited to the provision to irrevocably reserve Common Shares in the Reserved Amount) signed by the successor transfer agent to Borrower and the Borrower.

4.21            DTC “Chill”. The DTC places a “chill” (i.e. a restriction placed by DTC on one or more of DTC’s services, such as limiting a DTC participant’s ability to make a deposit or withdrawal of the security at DTC) on any of the Borrower’s securities.

4.22            DWAC Eligibility. In addition to the Event of Default in Section 4.21, the Common Shares are otherwise not eligible for trading through the DTC’s Fast Automated Securities Transfer or Deposit/Withdrawal at Custodian programs, or the Borrower fails to become DTC registered within 30 days of the Issue Date.

4.23             Bid Price. The Borrower shall lose the “bid” price for its Common Shares ($0.0001 on the “Ask” with zero market makers on the “Bid” per Level 2) and/or a market (including the OTC Pink, OTCQB or an equivalent replacement marketplace or trading platform).

4.24           Inside Information. Any attempt by the Borrower or its officers, directors, and/or affiliates to transmit, convey, disclose, or any actual transmittal, conveyance, or disclosure by the Borrower or its officers, directors, and/or affiliates of, material non-public information concerning the Borrower, to the Holder or its successors and assigns, which is not immediately cured by Borrower’s filing of a Form 8-K pursuant to Regulation FD on that same date.

4.25             Unavailability of Rule 144. If, at any time on or after the date which is six (6) months after the Issue Date, the Holder is unable to (i) obtain a standard “144 legal opinion letter” from an attorney reasonably acceptable to the Holder, the Holder’s brokerage firm (and respective clearing firm), and the Borrower’s transfer agent in order to facilitate the Holder’s conversion of any portion of the Note into free trading shares of the Borrower’s Common Shares pursuant to Rule 144, and/or (ii) thereupon deposit such shares into the Holder’s brokerage account.

4.26             Intentionally Omitted.

4.27             Remedies Upon Default.

(a)                Upon the occurrence of any Event of Default specified in this Article IV, in addition to and without limitation of other remedies set forth herein in this Note, (i) interest shall accrue at the Default Interest rate; and (ii) this Note shall become immediately due and payable, all without demand, presentment or notice, all of which are hereby expressly waived by the Borrower, and the Borrower shall pay to the Holder, an amount (the “Default Amount”) equal to the Principal Amount then outstanding plus accrued and unpaid interest through the date of the Event of Default, unaccrued interest through the remainder of the Note Term, together with all costs, including, without limitation, legal fees and expenses of collection, and Default Interest through the date of full repayment. In addition, the Holder shall be entitled to exercise all other rights and remedies available at law or in equity, including, without limitation, those set forth in the Related Documents.

(b)               Upon the occurrence and during the continuation of an Event of Default, Borrower shall incur a monthly monitoring fee (“Monitoring Fee”) in the amount of five thousand Dollars ($5,000) per month commencing in the month in which the Event of Default occurs and continuing until the Event of Default is cured in order to cover the Holder’s costs of monitoring and legal expenses and other expenses incurred by Holder.

ARTICLE V. MISCELLANEOUS

5.1                Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2              Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, facsimile, or electronic mail addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery, upon electronic mail delivery, or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower, to:

Sentient Brands Holdings Inc.

555 Madison Avenue, 5th Floor

New York, NY 10022

ATTN: George Furlan

e-mail: george@sentientbrands.com

cc: duke@gracecourtadvisors.com; evan@costaldolaw.com

If to the Holder:

LEONITE CAPITAL LLC

1 Hillcrest Center Dr., Suite 232

Spring Valley, NY 10977

ATTN: Avi Geller

e-mail: avi@leonitecap.com

Cc: Siegfied@leonitecap.com; jake@leonitecap.com; dberger@bergerlawpllc.com

5.3                Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

5.4                Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns. Each transferee of this Note must be an “accredited investor” (as defined in Rule 501(a) of the 1933 Act).

5.5               Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof costs of collection, including attorneys’ fees. Such amounts spent by Holder shall be added to the Principal Amount of the Note at the time of such expenditure.

5.6                Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state and/or federal courts located in Delaware. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. THE BORROWER IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTIONS CONTEMPLATED HEREBY. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other Transaction Documents by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

5.7               Certain Amounts. Whenever pursuant to this Note the Borrower is required to pay an amount in excess of the outstanding principal amount (or the portion thereof required to be paid at that time) plus accrued and unpaid interest plus Default Interest on such interest, the Borrower and the Holder agree that the actual damages to the Holder from the receipt of cash payment on this Note may be difficult to determine and the amount to be so paid by the Borrower represents stipulated damages and not a penalty.

5.8               Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

5.9               Prepayment. Unless an Event of Default shall occur, Borrower shall have the right at any time prior to the Maturity Date, upon ten (10) business day’s e-mail notice to the Holder (the “Prepayment Notice”), to prepay the Note by making a payment to Lender equal to 110% multiplied by the sum of (i) the outstanding Principal Amount, (ii) all accrued and unpaid interest, (iii) all unaccrued interest through the remainder of the Term that is guaranteed pursuant to Section 1.2 above, and (iv) any other amounts due under the Note. During the three (3) business days following the day that Borrower provides a Prepayment Notice to Holder (the “Prepayment Notice Date”), Holder may convert any or all of this Note into Common Shares. If payment pursuant to this Section 5.9 is not made within ten (10) days following the Prepayment Notice Date, then such Prepayment Notice shall be null and void and Holder may continue to convert the Note.

5.10          Usury. To the extent it may lawfully do so, the Borrower hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any action or proceeding that may be brought by the Holder in order to enforce any right or remedy under this Note. Notwithstanding any provision to the contrary contained in this Note, it is expressly agreed and provided that the total liability of the Borrower under this Note for payments which under Delaware law are in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums which under Delaware law in the nature of interest that the Borrower may be obligated to pay under this Note exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by Delaware law and applicable to this Note is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to this Note from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Borrower to the Holder with respect to indebtedness evidenced by this Note, such excess shall be applied by the Holder to the unpaid principal balance of any such indebtedness or be refunded to the Borrower, the manner of handling such excess to be at the Holder’s election.

5.11            Section 3(a)(10) Transactions. If at any time while this Note is outstanding, the Borrower enters into a transaction structured in accordance with, based upon, or related or pursuant to, in whole or in part, Section 3(a)(10) of the Securities Act, then a liquidated damages charge of 30% of the outstanding principal balance of this Note at that time, will be assessed and will become immediately due and payable to the Holder, either in the form of cash payment or as an addition to the balance of the Note, as determined by mutual agreement of the Borrower and Holder.

5.12            No Broker-Dealer Acknowledgement. Absent a final adjudication from a court of competent jurisdiction stating otherwise, so long as any obligation of Borrower under this Note or the other Transaction Documents is outstanding, the Borrower shall not state, claim, allege, or in any way assert to any person, institution, or entity, that Holder is currently, or ever has been, a broker-dealer under the Securities Exchange Act of 1934.

5.13             Opportunity to Consult with Counsel. The Borrower represents and acknowledges that it has been provided with the opportunity to discuss and review the terms of this Note and the other Transaction Documents with its counsel before signing it and that it is freely and voluntarily signing the Transaction Documents in exchange for the benefits provided herein. In light of this, the Borrower will not contest the validity of Transaction Documents and the transactions contemplated therein. The Borrower further represents and acknowledges that it has been provided a reasonable period of time within which to review the terms of the Transaction Documents.

5.14            Guarantors. As a condition precedent to Holder’s obligations under this Note, Borrower shall have delivered to Holder documents in a form satisfactory to Holder, evidencing a security interest and pledge in shares held by Adriatic Advisors LLC. Borrower represents and acknowledges that Holder is advancing the Purchase Price hereunder, only on condition of receiving the foregoing.

5.15            Pending Legislation.

5.15.1       SEC Release 2020-336. As of the Issue Date hereof, proposed legislation exists, namely proposed amendments to Rule 144(d)(3)(ii) proposed on December 22, 2020 in SEC Release 2020-336 (the “Pending Legislation”), that would fundamentally change the economic terms of this Note. In the event that the Pending Legislation becomes law and becomes effective while any amounts are outstanding under this Note, Section 2.2(a) of this Note shall automatically be amended as follows:

(a)          Calculation of Conversion Price. The Conversion Price shall be $0.32 (the “Fixed Conversion Price”); provided that upon the occurrence of an Event of Default (as defined herein) under this Note, then in addition to any other principal adjustments, default interest, or other remedies available to Holder under law or pursuant to this Note, the Conversion Price shall immediately be equal to $0.20 (the “Default Fixed Price”). Should the default remain uncured for 30 calendar days, the Default Fixed Price shall decrease by 10% for every seven calendar days the respective default remains uncured.

5.15.2        If Amendment Inoperable. In the event that the final rule, or any other combination of final rules, make the provision of this Section 5.15, or part thereof, inoperable, invalid, or otherwise has an effect that changes the economics of the transactions contemplated hereby, the pertinent clause or mechanic of operation shall be stricken and only the fixed price provision shall remain.

5.15.3       Not Applicable if Shares are Registered. The amendment contemplated in this Section 5.15 shall not apply so long as the Registrable Shares are saleable under an effective Registration Statement.

[signature page to follow]

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer this April 27, 2021.

SENTIENT BRANDS HOLDINGS INC.

By:	/s/ George Furlan
Name:	George Furlan
Title:	Interim Chief Executive Officer

EXHIBIT A – FORM OF NOTICE OF CONVERSION

(See Attached)

EXHIBIT B – FORM OF TRANSFER AGENT INSTRUCTION LETTER

(See Attached)

EXHIBIT C – PAYMENT SCHEDULE

Date	Total Payment
4/27/2021*	—
5/27/2021	$2,631.58
6/27/2021	$2,631.58
7/27/2021	$2,631.58
8/27/2021	$2,631.58
9/27/2021	$2,631.58
10/27/2021	$2,631.58
11/27/2021	$2,631.58
12/27/2021	$2,631.58
1/27/2022	$2,631.58
2/27/2022	$2,631.58
3/27/2022	$2,631.58
4/27/2022	$347,368.42

* Issue Date

27